EXHIBIT 99.2

Dear Fellow Shareholders:

The first quarter proved to be challenging as retailers tightened inventory levels and reduced order quantities in response to worsening economic conditions. Revenues for the first quarter 2008 were down 13% compared to the same quarter last year. This resulted in a loss for the quarter of $0.8 million compared to a gain for the same quarter last year of $1.1 million.

In the Sporting Goods business, we experienced a first quarter revenue decline of 14% compared to last year. Mass market customers have been hit hard by the recent economic downturn coupled with a decline in the overall game room category. In light of these challenges, our strategy to build the specialty dealer channel is particularly important in providing customer diversification and additional outlets of distribution. We anticipate that the specialty dealer channel will represent approximately 49% of the Sporting Goods business segment in 2008, up from 38% in fiscal 2007. Several large dealers have been added to key business segments in the specialty dealer channel, including Playground and Basketball systems. In the spring of 2008, the Company will expand distribution into the home improvement channel through the introduction of the Oasis Playground line. The Archery segment introduced an entirely new line of bows for 2008. The Bear Archery Truth II compound bow, which was introduced in January 2008, was recently named one of the “Best Bows for 2008” by Inside Archery magazine. A new line of arrows under the Trophy Ridge brand was introduced in February 2008 to rave reviews by specialty dealers and hunting enthusiasts.

The Office Products business experienced a decline of 11% in first quarter revenues compared to last year. The mass market office products channel is reporting lower sales as the U.S. economy slows, particularly in high value items such as paper folding machines. Similar trends have developed in some European countries, specifically France and Spain. New products will play a key role in 2008. The all-new Intimus high security shredder line, with innovative features such as i-Control and bio-feedback, provides specialty dealers with differentiated products and consumers with unrivaled performance. Also launching in 2008 is the Intimus 2051 folding machine, featuring Euro-styling and advanced electronic controls. Both of these new product lines have been designed to leverage the Office Products business platform for global distribution. In April 2008, our branch distribution network was expanded through the acquisition of a larger office machine distributor in South Africa.

Progress has also been made to streamline operations and leverage economies of scale across each of the business units. During the first quarter of 2008, the Company launched a project to implement a global information system which will provide critical management information and automate some of the Company’s business practices. We anticipate converting the first business unit to the new system in the second half of 2008. There is little doubt that 2008 will be a challenging year shaped by global economic trends, but Escalade’s strong balance sheet and relatively low level of debt position it to weather these rough times. I am glad to report that the Escalade team is focused on driving profitable growth through our strategy of innovation, brand-building, and channel diversification. We thank you again you for confidence in our mission and our team.

/s/ Robert J. Keller
Robert J. Keller
President and Chief Executive Officer